UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 06, 2023

INTERACTIVE STRENGTH INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41610	82-1432916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1005 Congress Avenue, Suite 925
Austin, Texas		78701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 697-8655

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	TRNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 6, 2023, Interactive Strength Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with CLMBR, Inc and CLMBR1, LLC (the “Sellers”) to purchase and acquire substantially all of the assets and assume certain liabilities of the Sellers (the "Acquisition").

The purchase price enterprise value under the Asset Purchase Agreement is approximately $16.9 million, of which $6.0 million will be paid in the form of the Company's common stock, and the Company will assume $1.5 million of subordinated debt and will retire $9.4 million of senior debt. The number of shares to be issued will be based on the volume weighted average price (“VWAP”) of the Company's common stock based on the 10 consecutive trading days ending on (and including) the closing date of the Acquisition, on The Nasdaq Stock Market LLC ("Nasdaq"); provided, however, that such VWAP shall not exceed or be less than an amount equal to twenty-five percent (25%) of the VWAP for the common stock based on the 10 consecutive trading days ending on (and including) the date the Asset Purchase Agreement was executed (the “VWAP Collar”).

The Sellers shall also be entitled to receive a contingent payment in the form of the Company's common stock (collectively, the “Earn-Out Shares”) calculated in the manner set forth in the Asset Purchase Agreement based on the 2024 Unit Sales (as defined in the Asset Purchase Agreement) and the VWAP for the Company’s common stock based on the 10 consecutive trading days ending on (and including) December 31, 2024, subject to the VWAP collar. In addition, in the event the 2024 Unit Sales include at least 2,400 Units sold in the business-to-business channel, the Sellers shall be entitled to an additional number of Earn-Out Shares calculated in the manner set forth in the Asset Purchase Agreement subject to total maximum number of 22,665,681 Earn-Out Shares.

The Asset Purchase Agreement contains customary representations and warranties and covenants for a transaction of this nature and customary indemnification provisions with respect to certain matters, including breaches of the Company's and Sellers' representations and warranties.

In addition $3.0 million of the Company's common stock is subject to a holdback for a period of 24 months, which may be used to satisfy indemnification claims, if any, owing to the Company.

Each of the Company’s board of directors and the CLMBR, Inc. board of directors has approved the Asset Purchase Agreement and the transactions contemplated therein.

The Acquisition is expected to close as early as the fourth quarter of 2023, subject to the satisfaction or waiver (if permitted) of customary conditions, including, among others, the receipt of any required stockholder approval, contemplation of applicable regulatory filings, the Company's consummation of a financing prior to the closing of the Acquisition, and the absence of any material adverse effects with respect to the Sellers' business/assets to be acquired.

The Asset Purchase Agreement may be terminated under certain circumstances, including, among others, by mutual written consent, in connection with a material breach of a party to the Asset Purchase Agreement, or to the extent that the closing has not occurred by January 1, 2024 (unless extended pursuant to the terms of the Asset Purchase Agreement).

The provisions of the Asset Purchase Agreement, including any representations and warranties contained therein, are not for the benefit of any party other than the parties thereto.

The foregoing summary of the terms and conditions of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached to this report as Exhibit 2.1, and incorporated by reference herein.

The information contained in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the shares of the Company’s common stock discussed herein, nor shall there be any offer, solicitation or sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release announcing the execution of the Asset Purchase Agreement is attached to this report as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under Section 18 of the Exchange Act. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated October 6, 2023, by and among CLMBR, INC, CLMBR1, LLC and Interactive Strength Inc.
99.1	Press Release dated October 11, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules and similar attachments to the Asset Purchase Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S- K. The registrant hereby undertakes to furnish on a supplemental basis a copy of any omitted schedules and similar attachments to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interactive Strength Inc.

Date:	October 11, 2023	By:	/s/ Michael J. Madigan
Michael J. Madigan Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)